Exhibit 99.2

Media Relations Contact: Lynn Liddle 734-930-3008 Lynn.Liddle@dominos.com

Domino’s Pizza Welcomes Richard E. Allison, Jr. as

New Head of International Division

Restaurant and Retail Expert from Bain & Co. Brings Wealth of Experience

ANN ARBOR, Mich., Feb. 24, 2011 – Domino’s Pizza (NYSE: DPZ), the recognized leader in pizza delivery, announced today that, effective March 14, 2011 Mr. Richard (Ritch) Allison will join its leadership team as EVP of International, succeeding Michael T. Lawton, who is now Chief Financial Officer of the Company. Allison, 44, comes to Domino’s after more than 13 years at Bain & Company, Inc.

Bain & Company is a leading global business consulting firm, assisting clients on strategy, operations, mergers and acquisitions, technology and business organization, which is known for generating significant and measurable positive financial results for its clients’ businesses.

As a partner and co-leader of Bain’s restaurant practice, Allison worked with some of the industry’s largest global chains. His work covered strategy and solution development, including market segmentation and growth strategies, marketing and advertising effectiveness measures, menu development and pricing strategy, organizational design, driving operational efficiency and improving supply chain performance. Earlier in his career at Bain, he worked in multiple industries, including grocery retail, specialty services, manufacturing and logistics. In addition to his experience at Bain, Allison worked for BellSouth Corporation in strategic development and online services.

Allison commented on his new post: “I am excited to put my background in business strategy and in the restaurant industry to work for Domino’s. I am looking forward to the opportunity to work for such an iconic consumer brand; and the culture of this company is a perfect fit for me. I hope and plan to make a significant contribution.”

J. Patrick Doyle, President and CEO of Domino’s, said, “Ritch is a perfect addition to the global Domino’s team. I look forward to his applying his broad experience with improving the performance of other major restaurant chains, to the Domino’s global footprint – and helping to make our great international business even better.”

Domino’s Pizza International division comprised 47% of the Company’s retail sales, and had posted 67 consecutive quarters of positive same store sales as of the third quarter 2010, and is one of the largest international enterprises in the restaurant sector.

Allison received his BS in Business Administration from the University of North Carolina at Chapel Hill and later earned an MBA from the Kenan-Flagler Business School, where he was named a Dean’s scholar and received the Norman Brock Award. Allison, his wife Susan, son Jake and daughter Emily will relocate to Ann Arbor, Michigan near Domino’s World Resource Center.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” During the third quarter of 2010, Domino’s had global retail sales of nearly $1.4 billion, comprised of over $747 million domestically and nearly $650 million internationally. Domino’s Pizza had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. In June 2010, Pizza Today named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor. In late 2009, Domino’s debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s Pizza is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions.

These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of us and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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